Exhibit 10.7

January 28, 2019

Joseph S. Driscoll, CPA

[***]

[***]

Re. Employment by Akoya Biosciences, Inc.

Dear Joe,

I am pleased to provide you with this offer to join Akoya Biosciences, Inc. (“Akoya” or the “Company”) in the position of Chief Financial Officer. We are excited to have you as a critical member of the executive learn reporting to Chief Executive Officer, Brian McKelligon. This offer and your start date are contingent on the full execution of this letter agreement. This offer expires at the end of business on January 30, 2019. We anticipate your start date to be on or before March 15, 2019. Following the execution of this offer letter, Akoya will enter into a separate consulting agreement with you to bridge the gap until your start date.

Compensation

You will be paid an annual a salary of $300,000, payable in semi-monthly installments, subject to applicable tax withholding requirements. In addition, you will have the opportunity to earn an annual cash bonus of up to $100,000 based a combination of your personal and the Company's annual goal achievement. Personal and Company goals will be determined and approved by the CEO and Board of Directors. The payment of any bonus shall be subject to your continued employment by the Company through the date of payment.

Equity Incentive

The Company will offer you participation in our equity incentive program. Subject to Board approval, you will be provided an option to acquire the number of shares equivalent to 1.35% on a fully diluted basis of Akoya's common stock under the Company's stock option plan (the “initial Option”). You will vest 25% of the shares of the Initial Option after one year of employment with the remaining shares vesting in equal monthly installments over the subsequent 38 months. Additionally, subject to Board approval, you will also be granted an option to acquire an additional 0.5% of the Company's shares, (the “Performance Option” and together with the Initial Option, the “Options”). The Performance Option will fury vest upon the achievement of certain milestones to be determined by the CEO and Board of Directors. The vesting of the Options is subject to your continued employment with the company. In the event of both a Change of Control, as defined in Akoya's 2015 Equity Incentive Plan (provided separately), and the termination of your employment, all outstanding, unvested Options granted to you shall fully vest.

Akoya Biosciences, Inc | 1505 O`Brien Drive, Suite A1 | Menlo Park, CA 94025 |
www.akoyabio.com Confidential Information

Employee Benefits

In addition to the standard company holidays, Akoya will provide you paid vacation, sick days and the option to enroll in the Company's health and other benefit plans. Please refer to the attached benefits guide for details. Akoya Biosciences, Inc. will reimburse you for business travel and other approved business expenses.

Employment Relationship

Your employment with Akoya is at-will and either you or the Company can terminate your employment at any time with or without cause and with or without notice. Your acceptance of this offer and commencement of employment with the Company are contingent upon the signing of this letter and your execution of the Company's Confidential Information and Invention Assignment Agreement. In addition, in the event the Company terminates your employment without cause, the Company will provide a lump sum payment equal to six months of your base salary at the date of termination.

Your position, job description, salary, and responsibilities may be modified from time to time at the sole discretion of the CEO and Board of Directors. You agree to devote your full business time, attention and best efforts to Akoya during the term of your employment. We understand that you may need to spend limited time assisting with the transition of your current pubic company responsibilities for approximately 30 days after March 15 but all this time will be spent during off hours and it is anticipated not to exceed 5 hours per week. You further agree to adhere to the Company policies as set forth in the Employee Handbook.

All forms of compensation referred to in this letter are subject to withholdings and any other deductions required by applicable law.

Counterparts

This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile or scanned image will have the same force and effect as execution of an original, and a facsimile signature or scanned image will be deemed an original and valid signature.

If you wish to accept this offer, please sign and date this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your Identity and authorization to work in the United States.

We look forward to you joining the Akoya team and believe that together we can build a transformative company. We are delighted to offer you this opportunity and are excited that you are joining our leadership team.

Sincerely,

Brian McKelligon

Chief Executive Officer

Akoya Biosciences, Inc | 1505 O`Brien Drive, Suite A1 | Menlo Park, CA 94025 |
www.akoyabio.com Confidential Information

I have read and understand the provisions of this offer letter, and I accept the offer of employment.

/s/ Joe Driscoll
Joe Driscoll

January 28, 2019
Date

Attachments:        Benefits Summary
Confidential Information and invention Assignment Agreement

Akoya Biosciences, Inc | 1505 O`Brien Drive, Suite A1 | Menlo Park, CA 94025 |
www.akoyabio.com Confidential Information